Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of AIP Multi-Strategy Fund A

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the statement of assets and liabilities of AIP Multi-Strategy Fund A (the Fund), including the schedule of investments, as of December 31, 2018, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the related notes (collectively referred to as the “financial statements”), and in our report dated February 28, 2019, we expressed an unqualified opinion thereon (incorporated by reference herein). We have also previously audited, in accordance with the standards of the PCAOB, the statements of assets and liabilities, including the schedules of investments, as of December 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010, and the related statements of operations, changes in net assets and cash flows for the years or periods then ended, and the related notes (none of which are incorporated by reference herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the senior securities table of the Fund for each of the eight years in the period ended December 31, 2018 and the period from May 1, 2010 (commencement of operations) to December 31, 2010, appearing on page 14 of this Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

Philadelphia, Pennsylvania
May 10, 2019